Exhibit (10)q

AGREEMENT

This Agreement (“Agreement”) is made and entered into between Steven R. Kalmanson (“Mr. Kalmanson“) and

Kimberly-Clark Corporation (“K-C”).

1. SEVERANCE. Mr. Kalmanson and Kimberly-Clark Worldwide, Inc. (“KCW”) have agreed to end their employment relationship in a manner such that Mr. Kalmanson will remain on KCW’s payroll as an employee and perform full-time services as an Executive Vice President through June 30, 2008, and thereafter, Mr. Kalmanson will remain on KCW’s payroll at 50 percent of his prior salary and bonus under the terms of the Executive Officer Achievement Award Program (“EOAAP”), and will continue to perform services as a part-time employee at a level that is 50 percent of the level of service performed previously by Mr. Kalmanson, through his retirement from KCW on December 31, 2008.

(a)	Mr. Kalmanson will continue to report to Thomas J. Falk (“Mr. Falk”), Chief Executive Officer, through the end of the employment relationship.

(b)	Mr. Kalmanson will cooperate with and assist in an orderly transition of his duties, as requested by Mr. Falk or his designee(s).

(c)	If requested, Mr. Kalmanson may be called upon to perform other services similar in nature to those he performed prior to March 2008.

(d)	Mr. Kalmanson shall devote his attention and best efforts to the satisfactory performance of the work assigned to him.

(e)	Mr. Kalmanson will comply with K-C rules and policies, including, without limitation, the K-C Code of Conduct.

(f)	Mr. Kalmanson will resign as an officer and director of K-C and all subsidiaries and affiliated companies for which he is an officer or director as requested by K-C and take all other actions to transfer any interest he may have, in any subsidiaries and affiliated companies.

2. CONSIDERATION. In consideration of his decision to enter into this Agreement, along with other good and valuable consideration, K-C will provide Mr. Kalmanson with the following:

(a)	Mr. Kalmanson shall remain an employee of KCW, receiving full-time pay and all benefits to which he may otherwise be entitled, through June 30, 2008, and thereafter, receiving 50 percent of his prior salary and EOAAP bonus through December 31, 2008.

(b)

Mr. Kalmanson will be offered a “Reaffirmation Agreement” at the end of the employment period. The form of the Reaffirmation Agreement is attached as Exhibit A. As a condition of receiving any severance benefit Mr. Kalmanson shall execute and deliver the Reaffirmation Agreement to K-C within the time specified in the Reaffirmation Agreement. Upon his retirement, and provided he timely signs and returns the Reaffirmation Agreement and does not revoke it in accordance with its terms, K-C will provide Mr. Kalmanson the following severance benefits:

(i)	An unreduced pension benefit payable in any form permitted under the Kimberly-Clark Corporation Pension Plan commencing as of Mr. Kalmanson’s retirement date.

(ii)	A lump sum cash payment of $10,000 from the Company payable as soon as administratively feasible after Mr. Kalmanson’s retirement date.

(iii)	Mr. Kalmanson will be offered COBRA medical continuation coverage under Mr. Kalmanson’s current medical plan and will receive up to the first six (6) months of such coverage without payment of the applicable premium if he elects coverage. If Mr. Kalmanson is eligible for COBRA medical coverage beyond six (6) months, Mr. Kalmanson must pay the applicable premiums for further coverage.

(iv)	Mr. Kalmanson will be eligible for a prorated portion of any year 2008 award he would otherwise be provided under the terms of the EOAAP. Any award provided to Mr. Kalmanson under EOAAP will be prorated and paid according to the terms of the EOAAP program.

(v)	Executive outplacement services provided by the firm Right Management and in a manner determined solely by
K-C for a period of six months beginning in January 2009.

(vi)	Employee Assistance Program (EAP) services provided by K-C’s current EAP provider for a period of three (3) months beginning in January 2009.

(c)	Mr. Kalmanson will be engaged at the end of the employment period to provide consulting services to K-C as a consultant and perform such other work as requested from time to time by Kimberly-Clark Corporation’s Chief Executive Officer pursuant to the terms of the attached Agreement. The services shall be performed solely by Mr. Kalmanson. As a condition of receiving any payout pursuant to these agreements, Mr. Kalmanson shall execute and deliver the Consulting Agreement to K-C within the time specified in the Consulting Agreement. The Consulting Agreement is attached as Exhibit B.

Tax withholdings may be applied to the above payments as determined by K-C in its sole discretion. All above payments will be made as soon as administratively feasible after the payment date under the applicable plan or policy, but such payments will not be payable any earlier than the last date of Mr. Kalmanson’s employment or the date this Agreement becomes binding and effective pursuant to Paragraph 14 below, whichever is later.

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3. VACATION PAY. Whether or not Mr. Kalmanson executes this Agreement, he will be paid for any unused vacation due to him according to the K-C vacation policy, which is described in the “Time Off” benefits booklet.

4. SEVERANCE PAY PLAN. Mr. Kalmanson agrees and understands that the consideration described in Paragraph 2(b) of this Agreement is provided through KCC’s Global Business Plan Severance Pay Plan (the “Plan”), which also requires the execution of this Agreement as a condition to the payment of benefits under the Plan.

5. FULL AND FINAL RELEASE. In consideration of the payments being provided to him above, Mr. Kalmanson, for himself, his attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges KCW, K-C, all subsidiary and/or affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as “KCC”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the effective date of this Agreement. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination, either as a result of the separation of Mr. Kalmanson’s employment or otherwise, any claims under any KCC severance pay plan, under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification (WARN) Act, the Uniformed Services Employment and Reemployment Rights Act (USERRA), any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, defamation, or any other unlawful behavior, the existence of which is specifically denied by KCC. Nothing in this Agreement, however, is intended to waive Mr. Kalmanson’s entitlement to vested benefits under any pension, 401(k) plan or other benefit plan provided by KCC. Finally, the above release does not waive claims that Mr. Kalmanson could make, if available, for unemployment or workers’ compensation and also excludes any other claim which cannot be released by private agreement.

6. NO CLAIMS. Mr. Kalmanson represents that he has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints, charges or lawsuits against KCC with any governmental agency or any court, including any such complaints, charges or lawsuits for actions or omissions covered by the release in Paragraph 5 above.

7. NON-DISPARAGEMENT. Mr. Kalmanson agrees that he has not and will not make statements to clients, customers and suppliers of KCC or to other members of the public that are in any way disparaging or negative towards KCC, KCC’s products or services, or KCC’s board, representatives or employees. K-C agrees that any requests for information or requests for references regarding Mr. Kalmanson that are forwarded to Mr. Thomas J. Falk will be answered such that Mr. Falk’s references about Mr. Kalmanson shall not disparage in any way Mr. Kalmanson or his performance during his employment with K-C.

8. NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT. This Agreement shall not be construed as an admission by KCC of any liability or acts of wrongdoing or discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or discrimination.

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9. TERMINATION OF EMPLOYMENT RELATIONSHIP. Except as set forth above, Mr. Kalmanson and KCC agree as a matter of intent that, except for vested benefits under any pension, 401(k) plan or other benefit plan provided by KCC unless otherwise provided, this Agreement terminates all aspects of the employment relationship between them. Mr. Kalmanson therefore acknowledges that he does not and will not seek reinstatement, future employment, or return to active employee status with KCC or any subsidiary or affiliated companies for one year from the last date of Mr. Kalmanson’s employment or the date this Agreement becomes binding and effective pursuant to Paragraph 14 below, whichever is later. Mr. Kalmanson further acknowledges that KCC shall not be under any obligations whatsoever to consider him for reinstatement, employment, re-employment, or other similar status at any time. This provision will not preclude Mr. Kalmanson from contracting with KCC, either on behalf of another company that has employed him or for Maxair, Inc. a company he owns. It also will not preclude KCC in the future from considering Mr. Kalmanson for a position, either upon request or otherwise, although KCC cannot be compelled to consider or provide Mr. Kalmanson for or with any position at any time.

10. GOVERNING LAW. This Agreement shall be interpreted under the laws of the State of Florida.

11. SEVERABILITY. The provisions of this Agreement are severable, and if any part of this Agreement is found by a court of law to be unenforceable, the remainder of the Agreement will continue to be valid and effective.

12. SOLE AND ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties. Any prior agreements between or directly involving the parties to the Agreement are superseded by the terms of this Agreement and thus are rendered null and void. However, any noncompetition, confidentiality, nonsolicitation and/or assignment of business ideas agreements or any prior agreements between the parties related to inventions, business ideas, and confidentiality of corporate information remain intact, including, but not limited to, those attached as Exhibit C.

13. NO OTHER PROMISES. Mr. Kalmanson affirms that the only consideration for his signing this Agreement is that set forth in Paragraph 2, that no other promise or agreement of any kind has been made to or with him by any person or entity to cause him to execute this document, and that he fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

14. ADVICE OF COUNSEL. Mr. Kalmanson acknowledges that he has been advised by KCC to consult with an attorney in regard to this matter, and that he has consulted with an attorney of his choosing. He further acknowledges that he has been given twenty-one (21) days from the time that he receives this Agreement to consider whether to sign it. If Mr. Kalmanson has signed this Agreement before the end of this twenty-one (21) day period, it is because he freely choses to do so after carefully considering its terms. Finally, Mr. Kalmanson shall have seven (7) days from the date he signs this Agreement to change his mind and revoke the Agreement. If Mr. Kalmanson does not revoke this Agreement within seven (7) days of his

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signing, this Agreement will become final and binding on the day following such seven (7) day period. If Mr. Kalmanson elects not to sign this Agreement within twenty-one (21) days from the time that he receives this Agreement, this Agreement shall expire automatically.

15. LEGALLY BINDING AGREEMENT. Mr. Kalmanson understands and acknowledges: (1) that this is a legally binding release; (2) that by signing this Agreement, he is hereafter barred from instituting claims against KCC in the manner and to the extent set forth in Paragraph 5 and Paragraph 6 above; and (3) that this Agreement is final and binding.

16. ACKNOWLEDGEMENTS.

(a) Mr. Kalmanson acknowledges, understands and agrees that he has been notified of his rights under the Family and Medical Leave Act (FMLA) and state leave laws. Mr. Kalmanson further acknowledges, understands and agrees that he has not been denied any leave requested under the FMLA or applicable state leave laws and that, to the extent applicable, he has been returned to his job, or an equivalent position, following any FMLA or state leave taken pursuant to the FMLA or state laws. Mr. Kalmanson further acknowledges, understands and agrees that the notification of his rights under the FMLA and state leave laws were made available to him in the workplace.

(b) Mr. Kalmanson acknowledges, understands and agrees that it is his obligation to make a timely report, in accordance with the procedures in place at the KCC facility where he worked, of any work related injury or illness. Mr. Kalmanson further acknowledges, understands and agrees that he has reported to KCC management personnel any work related injury or illness that occurred up to and including Mr. Kalmanson’s last day of employment.

(c) Mr. Kalmanson acknowledges that he has no knowledge of any actions or inactions by KCC that he believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

Date:	March 14, 2008	/s/ Steven R. Kalmanson
Steven R. Kalmanson

For: Kimberly-Clark Corporation

Date:	March 17, 2008	/s/ Thomas J. Falk
Thomas J. Falk
Chief Executive Officer

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Exhibit A

Reaffirmation Agreement

This Reaffirmation Agreement represents the understanding between Steven R. Kalmanson (“Mr. Kalmanson“) and

Kimberly-Clark Corporation (“K-C”) pursuant to the Agreement (“the Agreement”), which was executed by K-C and Mr. Kalmanson on the          day of                                 , 2008.

By signing, Mr. Kalmanson agrees that in exchange for the following severance benefits, he is reaffirming the Agreement in its entirety, including, but not limited to the full and final release set forth in the Agreement:

(a)	An unreduced pension benefit payable in any form permitted under the Kimberly-Clark Corporation Pension Plan commencing as of Mr. Kalmanson’s retirement date.

(b)	A lump sum cash payment of $10,000 from the Company payable as soon as administratively feasible after Mr. Kalmanson’s retirement date.

(c)	Mr. Kalmanson will be offered COBRA medical continuation coverage under Mr. Kalmanson’s current medical plan and will receive up to the first six (6) months of such coverage without payment of the applicable premium if he elects coverage. If Mr. Kalmanson is eligible for COBRA medical coverage beyond six (6) months, Mr. Kalmanson must pay the applicable premiums for further coverage.

(d)	Mr. Kalmanson will be eligible for a prorated portion of any year 2008 award he would otherwise be provided under the terms of the Executive Officer Achievement Award Program (“EOAAP”). Any award provided to Mr. Kalmanson under EOAAP will be prorated and paid according to the terms of the EOAAP program.

(e)	Executive outplacement services provided by the firm Right Management and in a manner determined solely by
K-C for a period of six months beginning in January 2009.

(f)	Employee Assistance Program (EAP) services provided by K-C’s current EAP provider for a period of three (3) months beginning in January 2009.

(g)	Mr. Kalmanson will be engaged at the end of the employment period to provide consulting services to K-C as a consultant and perform such other work as requested from time to time by Mr. Falk. The services shall be performed solely by Mr. Kalmanson. As a condition of receiving any payout pursuant to this item, Mr. Kalmanson shall execute and deliver the Consulting Agreement to K-C within the time specified in this Reaffirmation Agreement. This Consulting Agreement is attached as Exhibit A.

FULL AND FINAL RELEASE. In consideration of the payments being provided to him above, Mr. Kalmanson, for himself, his attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges K-C, all subsidiary and/or affiliated companies, Kimberly-Clark Worldwide, Inc., as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are collectively referred to throughout this Reaffirmation Agreement as “KCC”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the effective date of this Reaffirmation Agreement. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination, either as a result of the separation of Mr. Kalmanson’s employment or otherwise, any claims under any KCC severance pay plan, under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification (WARN) Act, the Uniformed Services Employment and Reemployment Rights Act (USERRA), any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, defamation, or any other unlawful behavior, the existence of which is specifically denied by KCC. Nothing in this Reaffirmation Agreement, however, is intended to waive Mr. Kalmanson’s entitlement to vested benefits under any pension, 401(k) plan or other benefit plan provided by KCC. Finally, the above release does not waive claims that Mr. Kalmanson could make, if available, for unemployment or workers’ compensation and also excludes any other claim which cannot be released by private agreement.

ADVICE OF COUNSEL. Mr. Kalmanson acknowledges that he has been advised by KCC to consult with an attorney in regard to this matter, and that he has consulted with an attorney of his choosing. He further acknowledges that he has been given twenty-one (21) days from December 18, 2008, which is more that twenty one (21) days from the time that he received this Reaffirmation Agreement to consider whether to sign this Reaffirmation Agreement. If Mr. Kalmanson has signed this Reaffirmation Agreement before the end of this twenty-one (21) day period, it is because he freely chose to do so after carefully considering its terms. This Reaffirmation Agreement shall be automatically cancelled if Mr. Kalmanson has not signed and returned the Reaffirmation Agreement to K-C on or before the end of this twenty-one (21) day period. Finally, Mr. Kalmanson shall have seven (7) days from the date he signs this Reaffirmation Agreement to change his mind and revoke the Reaffirmation Agreement. If Mr. Kalmanson does not revoke this Reaffirmation Agreement within seven (7) days of his signing, this Reaffirmation Agreement will become final and binding on the day following such seven (7) day period.

GOVERNING LAW. This Reaffirmation Agreement shall be interpreted under the Laws of the state of Florida.

Date:
Steven R. Kalmanson

For: Kimberly-Clark Corporation

Date:
Thomas J. Falk
Chief Executive Officer

Exhibit B

CONSULTING AGREEMENT

Between

Kimberly-Clark Corporation

(K-C)

and

Steven R. Kalmanson

(Mr. Kalmanson)

Made as of the first day of January, 2009

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Consulting Agreement”) made as of the day and year first set forth above, by and between Kimberly-Clark Corporation, a Delaware corporation, with offices at 351 Phelps Drive, Irving, Texas 75038 (“K-C”) and Steven R. Kalmanson (“Mr. Kalmanson”) of                                                                                                                                            .

WITNESSETH

WHEREAS, K-C and its various business units have employed Mr. Kalmanson for years in various upper-management level positions in which Mr. Kalmanson has obtained knowledge of and full access to the full range of the confidential, proprietary information of K-C that is competitively valuable, much of which constitutes trade secrets; and

WHEREAS, both K-C and Mr. Kalmanson acknowledge that Mr. Kalmanson’s knowledge of K-C’s trade secrets and other confidential proprietary information is thorough, both in terms of the breadth (i.e. information from K-C’s various business units and regarding K-C’s various products), and in terms of depth (i.e. the level of detail, and information about K-C’s prior, current and future activities); and

WHEREAS, both K-C and Mr. Kalmanson acknowledge that because of Mr. Kalmanson’s expansive and thorough knowledge of K-C’s trade secrets and other confidential proprietary information, and its business plans and strategies, K-C would suffer serious competitive harm if Mr. Kalmanson were to perform any services for a substantial competitor of K-C in which Mr. Kalmanson made or influenced any business decisions of that competitor; and

WHEREAS, both K-C and Mr. Kalmanson acknowledge that if Mr. Kalmanson were to perform services for a substantial competitor of K-C in which Mr. Kalmanson made or influenced any business decisions of the competitor, Mr. Kalmanson would inevitably use for the benefit of the competitor and to the competitive detriment of K-C his knowledge of some K-C trade secrets or other competitively valuable confidential information: and

WHEREAS, K-C wishes to continue to retain Mr. Kalmanson’s services as a senior executive consultant after his retirement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and specifically the payment described in Article 3 below, the parties hereto agree as follows:

ARTICLE I

CONSULTING SERVICES

Mr. Kalmanson shall provide K-C consulting services (the “Services”) and such other work as requested from time to time by K-C’s Chief Executive Officer, or any other officers its Chief Executive Officer may designate. The Services shall be performed solely by Mr. Kalmanson. Mr. Kalmanson agrees that during the term of this Consulting Agreement, he will not have the authority to act on behalf of K-C in any situation that may arise during the performance of duties assigned to him. Further, Mr. Kalmanson agrees he will have no access to any K-C information and/or computer systems, including but not limited to electronic mail, software, mainframe, and other forms of information collection, without the express permission of K-C’s Chief Executive Officer. It is anticipated that the consulting services will primarily be performed from K-C’s headquarters in Dallas, Texas or from Mr. Kalmanson’s place of residence.

ARTICLE 2

TERM AND TERMINATION

The Services to be performed by Mr. Kalmanson pursuant to this Consulting Agreement shall commence on January 1, 2009, and continue for a period of two years until December 31, 2010 (hereinafter referred to as the “Term”). Notwithstanding the expected Term hereof, K-C or

Mr. Kalmanson may terminate the Services at any time in the event of the failure of the other party to comply with any of the provisions hereunder after receiving written notice of such failure and not curing the same within 30 calendar days. This Consulting Agreement also shall terminate on the death or incapacity of Mr. Kalmanson except for Articles 4 through 13. In the event of early termination because of a breach of the Consulting Agreement by Mr. Kalmanson, Mr. Kalmanson shall provide K-C with written summaries of the Services performed through the date of cancellation and K-C shall compensate Mr. Kalmanson through the date of such termination in accordance with the terms hereof and K-C shall owe no further monies to Mr. Kalmanson. In the event of early termination without cause by K-C, Mr. Kalmanson shall provide K-C with written summaries of the Services performed through the date of cancellation and K-C shall continue to compensate Mr. Kalmanson as provided in Article 3 through the remainder of the Term. In the event of termination of this Consulting Agreement, for any reason whatsoever, with or without cause, the provisions of Articles 4 through 13 and any other provisions of this Consulting Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.

ARTICLE 3

COMPENSATION

In consideration of his decision to enter into this Consulting Agreement, K-C will pay Mr. Kalmanson $50,000 per quarter for a period of two years to be paid on the first day of each quarterly period, commencing on January 2, 2009 with the final payment occurring on October 1, 2010. Mr. Kalmanson shall be available to provide Services for a maximum of 200 hours per year at such time as can reasonably be agreed by the parties. In the event that K-C requests Mr. Kalmanson to provide services in excess of 200 hours per year, Mr. Kalmanson shall be compensated at a rate to be agreed upon by the parties. K-C shall reimburse Mr. Kalmanson for all necessary travel and other expenses incurred in connection with the Services provided that such expenses have been incurred with K-C’s prior approval and further, provided that Mr. Kalmanson supports such expenses with appropriate documentation. Tax withholdings may be applied to the above payments as determined by K-C in its sole discretion.

ARTICLE 4

DEFINITIONS

a)	“Area” as used in this Agreement means the United States of America.

b)	“Business” as used in this Consulting Agreement means the development, production, sales and/or marketing of health, hygiene and/or other products of the type developed, produced, sold and/or marketed by K-C.

c)	“Competitor” as used in this Consulting Agreement means another business, whether a person, entity or organization, that is in the same or substantially the same Business as K-C anywhere in the United States, including specifically Procter & Gamble, Johnson & Johnson, Koch Industries, Playtex Products, Inc., SCA Tissue, Tyco International, Inc., UniCharm Corporation, Cardinal Health, Inc. and Medline Industries Inc. and any subsidiary or corporate affiliate of these companies in the same or substantially the same Business as K-C.

d)	“Confidential Information” as used in this Consulting Agreement means all information, knowledge and data relating to the Business which is or has been disclosed to Mr. Kalmanson or of which Mr. Kalmanson became aware as a consequence of or through either Mr. Kalmanson’s prior employment with K-C or his performance of Services under the Consulting Agreement, and which has value to K-C and is not generally known to its competitors. Confidential Information shall not include any information, knowledge or data that has been voluntarily disclosed to the public by the Company (except where such disclosure has been made by Mr. Kalmanson without authorization) or that has been independently developed and disclosed to the general public by others, or otherwise entered the public domain through lawful means.

e)	“K-C” or the “Company” as used in this Consulting Agreement includes Kimberly-Clark Corporation and any subsidiary of Kimberly-Clark Corporation of which 50% or more of the voting shares are owned directly or indirectly by
Kimberly-Clark Corporation.

f)	“K-C Information” as used in this Consulting Agreement means Confidential Information and Trade Secrets, collectively, as defined below.

g)	“Trade Secrets” as used in this Consulting Agreement means information of K-C, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

ARTICLE 5

CONFIDENTIAL INFORMATION

Mr. Kalmanson shall not disclose, publish or disseminate any K-C Information or use any K-C Information for the benefit of any person or entity other than K-C, except as specifically required to perform Services for K-C or as otherwise specifically authorized by K-C. With respect to Confidential Information that does not constitute Trade Secrets, the confidentiality obligations described herein shall continue throughout the Term of this Consulting Agreement and for a period of two years after this Consulting Agreement terminates (regardless of the reason or manner of termination). With respect to Trade Secrets, the confidentiality obligations set forth herein shall continue even after the termination of this Consulting Agreement

(regardless of the reason or manner of termination) for so long as the information at issue remains a Trade Secret under applicable law. Mr. Kalmanson agrees that, with the execution of this Consulting Agreement, he has returned to K-C all confidential and proprietary information and all other Company property, as well as all copies or excerpts of any property, files or documents obtained as a result of his employment with K-C, except those items K-C specifically agrees in writing to permit Mr. Kalmanson to retain. This Article is not intended to preclude Mr. Kalmanson from testifying truthfully in any court of law or before an administrative agency, although Mr. Kalmanson agrees that he will testify as to K-C matters only if served with a lawfully executed subpoena.

ARTICLE 6

NON-SOLICITATION

Mr. Kalmanson shall not, at any time during the Term of this Consulting Agreement, in the Area, directly or indirectly, take any action which would cause, serve to encourage, solicit or induce any employee of K-C with whom Mr. Kalmanson has material contact prior to or during the Term of this Consulting Agreement, to leave K-C’s employ for employment with a Competitor.

ARTICLE 7

NON-COMPETITION

During the Term of this Agreement, Mr. Kalmanson shall not, without the written consent of K-C, within the Area, either directly or indirectly, undertake for a Competitor to perform services that are the same or substantially similar to those Services he has undertaken for K-C, relating to the production, sales and/or marketing of any K-C product. The parties agree that Mr. Kalmanson’s acceptance of a position as a member of a board of directors would not be considered the same or similar services as Mr. Kalmanson performed for K-C unless such position would necessarily implicate Mr. Kalmanson’s knowledge of Confidential Information, and that Mr. Kalmanson shall not, without the written consent of K-C, accept a position as a member of a board of directors of a Competitor.

ARTICLE 8

NON-DISPARAGEMENT

Mr. Kalmanson agrees that he has not and will not make statements to clients, customers and suppliers of K-C or to other members of the public that are in any way disparaging or negative towards K-C, K-C’s products or services, or K-C’s board, representatives or employees. K-C agrees that any requests for information or requests for references regarding Mr. Kalmanson that are forwarded to Mr. Thomas J. Falk will be answered such that Mr. Falk’s references about Mr. Kalmanson shall not disparage in any way Mr. Kalmanson or his performance during his employment with K-C.

ARTICLE 9

NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT

This Consulting Agreement shall not be construed as an admission by K-C of any liability or acts of wrongdoing or discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or discrimination.

ARTICLE 10

COPYRIGHTS

Mr. Kalmanson and Mr. Kalmanson’s employees, if any, agree to grant, license, release and assign to K-C all right, title and interest in all copyrights arising out of the Services. All work for authorship created by Mr. Kalmanson while providing the Services shall be “works made for hire.” Upon request, Mr. Kalmanson shall provide K-C with whatever documents, information or materials are in Mr. Kalmanson’s possession or reasonably available to Mr. Kalmanson to enable K-C to protect its copyrights in any materials produced pursuant to this Consulting Agreement.

ARTICLE 11

INVENTIONS AND IDEAS

Mr. Kalmanson shall promptly disclose and assign to K-C any and all ideas and inventions, patentable or unpatentable, of or relating to anything done in connection with this Consulting Agreement or made or conceived which may result from or be suggested by the Services performed. All such ideas and inventions shall be and become the exclusive property of K-C, whether or not patent applications are filed thereon, and Mr. Kalmanson shall at any time and from time to time, upon request, at the expense of K-C, make application through representatives of K-C or its nominees for patents of the United States or any foreign jurisdiction. Mr. Kalmanson shall promptly provide all reasonable assistance and shall furnish, execute and deliver any and all documents necessary to do any and all acts in securing for K-C or K-C’s benefit patents in any and all countries. Termination of this Consulting Agreement shall not release Mr. Kalmanson from Mr. Kalmanson’s obligations hereunder as to any inventions which, by this Consulting Agreement, Mr. Kalmanson has agreed to assign.

ARTICLE 12

INDEPENDENT CONTRACTOR

For the period from January 1, 2009 until December 31, 2010, Mr. Kalmanson shall be an independent contractor, and not an employee, and as such is not entitled to any employee benefits arising from performance under this Consulting Agreement. Mr. Kalmanson shall not become the agent, representative, employee or servant of K-C in the performance of the Services or any part thereof, and no express or implied representations to the contrary shall be made.

ARTICLE 13

WARRANTY AND INDEMNITY

Mr. Kalmanson warrants and guarantees that: (a) the terms of this Consulting Agreement do not violate any existing agreements or other obligations to which Mr. Kalmanson is bound; (b) the best technical practices, procedures, skill, care and judgment shall be employed in the performance of the Services; (c) the Services shall be performed in the most expeditious and economical manner consistent with K-C’s best interests; and (d) Mr. Kalmanson shall at all times cooperate with K-C so as to further the best interests of K-C. Mr. Kalmanson shall defend, indemnify and hold K-C harmless from and against all claims, damages, costs and expenses (including attorneys’ fees) suffered or incurred because of any injury (including death) or property damage, or both, caused by or due to the negligence of Mr. Kalmanson, Mr. Kalmanson’s employees or agents or otherwise arising out of or in connection with Mr. Kalmanson’s performance of the Services.

ARTICLE 14

NOTICES

All notices or other communications required or permitted to be given under this Consulting Agreement shall be in writing and shall be deemed to have been sufficiently given when delivered in person, transmitted by facsimile, or when deposited with the United States Postal Service, first class registered or certified mail, postage prepaid, as follows:

If to Mr. Kalmanson:	Steven R. Kalmanson
_____________________
_____________________
_____________________

If to K-C:	Kimberly-Clark Corporation
351 Phelps Drive
Irving, TX 75038
Attention: General Counsel

Or to such other address or individual as either party may specify from time to time in writing.

ARTICLE 15

ASSIGNMENT

Mr. Kalmanson shall not assign, subcontract or otherwise transfer this Consulting Agreement or any payments due or to become due hereunder without K-C’s prior written approval.

ARTICLE 16

ADVICE OF COUNSEL

Mr. Kalmanson acknowledges that he has been advised by K-C to consult with an attorney in regard to this matter, and that he has consulted with an attorney of his choosing. He further acknowledges that he has been given twenty-one days from December 18, 2008, which is more than twenty-one (21) days from the time that he received this Consulting Agreement, to consider whether to sign it. If Mr. Kalmanson has signed this Consulting Agreement on or before the end of this twenty-one (21) day period, it is because he freely chose to do so after carefully considering its terms This Consulting Agreement shall be automatically cancelled if Mr. Kalmanson has not signed and returned the Consulting Agreement to K-C on or before the end of this twenty-one (21) day period. Finally, Mr. Kalmanson shall have seven (7) days from the date he signs this Consulting Agreement to change his mind and revoke the Consulting Agreement. If Mr. Kalmanson does not revoke this Consulting Agreement within seven days of his signing, this Consulting Agreement will become final and binding on the day following such seven-day period.

ARTICLE 17

ACKNOWLEDGEMENTS

Mr. Kalmanson acknowledges that he has been advised by K-C to consult with an attorney in regard to this matter. Mr. Kalmanson further acknowledges that he understands the terms of this Consulting Agreement, and that he undertakes the obligations described in this Consulting Agreement of his own choice and without any duress or coercion. Additionally, Mr.

Kalmanson agrees that if K-C enforces any aspect of this Consulting Agreement in a court of competent jurisdiction, he shall be liable to reimburse K-C for all expenses incurred in such enforcement activity, including attorneys’ fees if K-C’s legal action results in a decision in its favor.

ARTICLE 18

ENTIRE AGREEMENT; AMENDMENT

This Consulting Agreement constitutes the entire understanding between the parties with respect to the provision of Services and the obligations of Mr. Kalmanson defined by this Consulting Agreement. No waiver, modification or amendment of any term of this Consulting Agreement shall be valid unless made in writing specifying such waiver, modification, or amendment and signed by the parties hereto. However, any noncompete agreements or prior agreements between the parties related to inventions, business ideas, and confidentiality of corporate information remain intact.

ARTICLE 19

DIVISIBILITY AND PARTIAL ENFORCEMENT

If a court of competent jurisdiction determines that any aspects of the obligations imposed on Mr. Kalmanson hereunder are unenforceable, the parties desire that all remaining obligations shall be divisible from any unenforceable provision, and shall remain in full force and effect. The parties further desire that the court enforce any part of any unenforceable provision to the full extent permitted by law.

ARTICLE 20

GOVERNING LAW

THIS CONSULTING AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS IN THE STATE OF FLORIDA WITHOUT REGARD FOR ITS CONFLICT OF LAWS PROVISIONS.

IN WITNESS WHEREOF, this Consulting Agreement has been executed on behalf of each party as of the day and year first set forth above.

Steven R. Kalmanson

KIMBERLY-CLARK CORPORATION

By:
Name:	Thomas J. Falk
Title:	Chief Executive Officer

Exhibit C

NONCOMPETITION AND CONFIDENTIALITY AGREEMENT

THIS AGREEMENT RELATES TO IMPORTANT LEGAL RIGHTS AND OBLIGATIONS. YOU SHOULD READ IT CAREFULLY AND YOU SHOULD SEEK INDEPENDENT LEGAL ADVICE IF YOU HAVE ANY QUESTIONS.

In consideration of my initial and/or ongoing at-will employment with Kimberly-Clark Corporation or one of its subsidiary companies, and the compensation and benefits provided to me, the Company’s agreement to provide me with access to the Company’s Confidential Information and Trade Secrets, access to its customers, participation in the Kimberly-Clark Corporation 2001 Equity Participation Plan (“Plan) and the grant of an award under the plan, and the other promises made below, I enter into the following Noncompetition and Confidentiality Agreement:

1.	Definitions.

(a) “Area” as used in this Agreement means the United States of America.

(b) “Business” as used in this Agreement means the development, production, sales and/or marketing of health or hygiene products of the type developed, produced, sold and/or marketed by Kimberly-Clark.

(c) “Business Ideas” as used in this Agreement means all ideas, concepts, innovations, inventions, data, developments, and works of authorship, whether or not patentable, both technical and business, which I originate, conceive or develop, either alone or in conjunction with others, at any time during my employment with the Company, except those which satisfy all three of the following criteria: i) unrelated to the Company’s business; ii) not originated, conceived or developed during my working hours; and iii) not originated, conceived or developed by use of any Company property such as tools, supplies, equipment, materials, facilities or other Company employees. Any idea, concept, innovation, invention, data, development or work of authorship that I originate, conceive or develop at any time within six (6) months after my employment with the Company terminates (for any reason) will be presumed to be a Business Idea unless I can prove otherwise by clear and convincing evidence.

(d) “Company Information” as used in this Agreement means Confidential Information and Trade Secrets, collectively, as defined below.

(e) “Competitor” as used in this Agreement means another business, whether a person, entity or organization, that is in the same or substantially the same Business as Kimberly-Clark anywhere in the United States.

(f) “Confidential lnformation” as used in this Agreement means all information, knowledge and data relating to the Business which is or has been disclosed to me or of which I became aware as a consequence of or through my employment with the Company, and which has value to the Company and is not generally known to its competitors. Confidential Information shall not include any information, knowledge or data that has been voluntarily disclosed to the public by the Company (except where such disclosure has been made by me without authorization) or that has been independently developed and disclosed to the general public by others, or otherwise entered the public domain through lawful means.

(g) “Kimberly-Clark” or the “Company” as used in this Agreement includes Kimberly-Clark Corporation and any subsidiary of Kimberly-Clark Corporation of which 50% or more of the voting shares are owned directly or indirectly by

Kimberly-Clark Corporation.

(h) “Trade Secrets” as used in this Agreement means information of the Company, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service

NONCOMPETITION AND CONFIDENTIALITY AGREEMENT	MAY 2005

plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.	Noncompetition.

During the term of my employment, and for a period of two (2) years following the termination of my employment, regardless of the reason for or manner of termination, I shall not, without the written consent of the Company, within the Area, either directly or indirectly, undertake for a Competitor to perform duties and responsibilities that are the same or substantially similar to those duties and responsibilities I have undertaken for the Company, relating to the research, development, production, sales and/or marketing of any health or hygiene product competitive with any health or hygiene product for which I had research, development, production, sales and/or marketing responsibility during my employment with Kimberly-Clark, unless such product is no longer produced or sold by Kimberly-Clark.

3.	Confidentiality Obligations.

(a) The Company agrees to provide me with Company Information. In exchange for the Company’s agreement to provide me with Company Information, as well as the other mutual promises contained in this Agreement and access to its customers, I shall not disclose, publish or disseminate any Company Information, or use any Company Information for the benefit of any person or entity other than the Company, except as specifically required to perform my job duties for the Company or as otherwise specifically authorized by the Company. I understand and agree that one of my important duties as an employee, and even after my employment terminates, regardless of the reason for or manner of termination, is to use my best efforts to safeguard the confidentiality of the Company Information. With respect to Confidential Information that does not constitute Trade Secrets, my confidentiality obligations described herein shall continue for a period of two (2) years after my employment with the Company terminates (regardless of the reason for or manner of termination). With respect to Trade Secrets, my confidentiality obligations described herein shall continue even after my employment with the Company terminates (regardless of the reason for or manner of termination) and for so long as the information at issue remains a Trade Secret under applicable law.

(b) I further agree that all Company Information is the exclusive property of the Company and that I have no rights in or to the Company Information upon the termination of my employment. Upon termination of my employment, regardless of the reason for or manner of termination, I agree to immediately deliver to the Company all originals and all electronic and paper copies of all documents, records and property of any nature whatsoever which are in my possession, custody or control, and which are the property of the Company or which relate to the Company Information or Business Ideas, including, but not limited to, business activities, customers or prospective customers of the Company, whether prepared by me or others. After returning any electronic copies of such documents to the Company, any remaining electronic versions shall be destroyed.

4.	Notice Obligations.

(a) During the period of two (2) years following termination of my employment with Kimberly-Clark, I agree to notify Kimberly-Clark in writing prior to accepting new employment, or engaging in any other activity which may violate this Agreement, and I agree to provide in such notice information concerning my anticipated new employment or activity, including, but not limited to: name of employer; address of employer; name of new team leader; job title; and scope and responsibilities of my new position. I recognize that such duty of notification is absolute and is not affected by my belief that such employment may perhaps not violate this Agreement or otherwise be unfairly competitive with Kimberly-Clark. My written notice should be addressed to General Counsel, Attention: Noncompetition and Confidentiality Agreement, Kimberly-Clark Corporation, 351 Phelps Drive, Irving, TX 75038.

NONCOMPETITION AND CONFIDENTIALITY AGREEMENT	MAY 2005

(b) During the period of two (2) years following termination of my employment with Kimberly-Clark, I shall provide a copy of this Noncompetition and Confidentiality Agreement to each new employer before starting in any new employment.

5.	Enforcement.

(a) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective, valid and enforceable under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision shall be deemed to be severed from the Agreement, and such invalidity, illegality or unenforceability will not affect any other provision of the Agreement, all of which shall remain valid and enforceable. Notwithstanding the foregoing, if a court of competent jurisdiction determines that the covenants contained in Sections 2 or 3 are unenforceable because they are overbroad in some respect; to the full extent permitted by applicable law, the court should revise or reform any aspect of Sections 2 or 3 so as to make the scope of such Sections as broad as can be enforced under applicable law.

(b) In the event of an anticipated or actual breach by me of Sections 2 or 3, I acknowledge and agree that damages would not be an adequate remedy to compensate Kimberly-Clark for the harm to the business of the Company and in such event I agree that Kimberly-Clark shall be entitled to a temporary restraining order and to temporary injunctive relief to prevent or terminate such anticipated or actual breach, provided, however, that nothing in this Agreement shall be construed to limit any permanent relief to which Kimberly-Clark may be entitled or the damages otherwise recoverable by Kimberly-Clark in any such event.

(c) If I violate any aspect of this Agreement, or any duty of loyalty or confidentiality imposed by law, in addition to any damages that I may be required to pay, I understand and agree that I shall be required to reimburse the Company for all its costs incurred to enforce the Agreement, including but not limited to, all attorneys’ fees.

6.	Code of Conduct.

I acknowledge that I have received, reviewed and agree to abide by the Company’s Code of Conduct.

7.	Miscellaneous.

(a) I am not a party to any agreement with any other company containing a nondisclosure or noncompetition provision or other restriction that relates to the Business, which I have not already disclosed to the Company in writing. I understand that I am prohibited from disclosing or using during my employment with the Company any confidential information that I acquired from any previous employer.

(b) This Agreement shall inure to the benefit of and be enforceable by any successors or assigns of Kimberly-Clark, but is not assignable by me.

(c) This Agreement represents the full and complete agreement of the parties and supersedes and replaces any prior agreements on the same subject matters as addressed in this Agreement, including but not limited to the “Noncompete Agreement.” This Agreement is not, however, intended to supersede, replace, or alter the terms of the “Confidentiality, Nonsolicitation and Assignment of Business Ideas Agreement” that I may have executed prior to or contemporaneously with this Agreement.

NONCOMPETITION AND CONFIDENTIALITY AGREEMENT	MAY 2005

(d) No waiver, modification or amendment of any term of this Agreement shall be valid unless made in writing specifying such waiver, modification, or amendment and signed by an officer of the Company.

(e) Nothing in this Agreement will prevent me, after my employment terminates, from using skills and knowledge of a general and non-confidential nature gained while I was employed at Kimberly-Clark or earlier.

(f) I hereby acknowledge that I have had the opportunity to discuss with a lawyer of my choosing any questions I may have regarding this Agreement, that I fully understand its provisions, and that I have signed it on my own free will in order to enjoy the benefits of employment with Kimberly-Clark and the other consideration recited above, and to gain access to the Company Information and Kimberly-Clark’s customers. I understand and acknowledge that the Company would not provide me with access to its Company Information or its customers but for my covenants contained in this Agreement.

(g) This Agreement does not constitute a guarantee or contract of employment for a specific term. All employment with the Company is terminable at will, by either the employee or the Company, for any reason, at any time.

Signed at Neenah, WI, this 15th day of June, 2005.

KIMBERLY-CLARK CORPORATION

/s/ Steve Kalmanson		By:	/s/ Thomas J. Falk
(Employee’s Signature) Steve Kalmanson		Title:	Chairman of the Board and Chief Executive Officer

Witness:	/s/ Stacey Krake

NONCOMPETITION AND CONFIDENTIALITY AGREEMENT	MAY 2005

CONFIDENTIALITY, NONSOLICITATION AND

ASSIGNMENT OF BUSINESS IDEAS AGREEMENT

THIS AGREEMENT RELATES TO IMPORTANT LEGAL RIGHTS AND OBLIGATIONS. YOU SHOULD READ IT CAREFULLY AND YOU SHOULD SEEK INDEPENDENT LEGAL ADVICE IF YOU HAVE ANY QUESTIONS.

In consideration of my initial and/or ongoing at-will employment with Kimberly-Clark Corporation or one of its subsidiary companies, and the compensation and benefits provided to me, the Company’s agreement to provide me with access to the Company’s Confidential Information and Trade Secrets, access to its customers, and the other promises made below, I enter into the following Confidentiality, Nonsolicitation, and Assignment of Business Ideas Agreement:

1.	Definitions.

(a) “Business” as used in this Agreement means the development, production, sales and/or marketing of health and hygiene products of the type developed, produced, sold and/or marketed by Kimberly-Clark.

(b) “Business Ideas” as used in this Agreement means all ideas, concepts, innovations, inventions, data, developments, and works of authorship, whether or not patentable, both technical and business, which I originate, conceive or develop, either alone or in conjunction with others, at anytime during my employment with the Company, except those which satisfy all three of the following criteria: i) unrelated to the Company’s business; ii) not originated, conceived or developed during my working hours; and iii) not originated, conceived or developed by use of any Company property such as tools, supplies, equipment, materials, facilities or other Company employees. Any idea, concept, innovation, invention, data, development or work of authorship that I originate, conceive or develop at any time within six (6) months after my employment with the Company terminates (for any reason) will be presumed to be a Business Idea unless I can prove otherwise by clear and convincing evidence.

(c) “Company Information” as used in this Agreement means Confidential Information and Trade Secrets, collectively, as defined below.

(d) “Competitor” as used in this Agreement means another business, whether a person, entity or organization, that is in the same or substantially the same Business as Kimberly-Clark anywhere in the United States.

(e) “Confidential Information” as used in this Agreement means all information, knowledge and data relating to the Business which is or has been disclosed to me or of which I became aware as a consequence of or through my employment with the Company, and which has value to the Company and is not generally known to its competitors. Confidential Information shall not include any information, knowledge or data that has been voluntarily disclosed to the public by the Company (except where such disclosure has been made by me without authorization) or that has been independently developed and disclosed to the general public by others, or otherwise entered the public domain through lawful means.

(f) “Kimberly-Clark” or the “Company” as used in this Agreement includes Kimberly-Clark Corporation and any subsidiary of Kimberly-Clark Corporation of which 50% or more of the voting shares are owned directly or indirectly by

Kimberly-Clark Corporation.

CONFIDENTIALITY, NONSOLICITATION AND ASSIGNMENT OF BUSINESS IDEAS AGREEMENT	MAY 2005

(g) “Trade Secrets” as used in this Agreement means information of the Company, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.	Confidentiality Obligations.

(a) The Company agrees to provide me with Company Information. In exchange for the Company’s agreement to provide me with Company Information, as well as the other mutual promises contained in this Agreement and access to its customers, I shall not disclose; publish or disseminate any Company Information or use any Company Information for the benefit of any person or entity other than the Company, except as specifically required to perform my job duties for the Company or as otherwise specifically authorized by the Company. I understand and agree that one of my important duties as an employee, and even after my employment terminates, regardless of the reason for or manner of termination is to use my best efforts to safeguard the confidentiality of the Company Information. With respect to Confidential lnformation that does not constitute Trade Secrets, my confidentiality obligations described herein shall continue for a period of two (2) years after my employment with the Company terminates (regardless of the reason for or manner of termination). With respect to Trade Secrets, my confidentiality obligations described herein shall continue even after my employment with the Company terminates (regardless of the reason for or manner of termination) and for so long as the information at issue remains a Trade Secret under applicable law.

(b) I further agree that all Company Information is the exclusive property of the Company and that I have no rights in or to the Company Information upon the termination of my employment. Upon termination of my employment, regardless of the reason for or manner of termination, I agree to immediately deliver to the Company all originals and all electronic and paper copies of all documents, records and property of any nature whatsoever which are in my possession, custody or control, and which are the property of the Company or which relate to the Company Information or Business Ideas, including, but not limited to, business activities, customers or prospective customers of the Company, whether prepared by me or others. After returning any electronic copies of such documents to the Company, any remaining electronic versions shall be destroyed.

3.	Nonsolicitation Obligations.

During the term of my employment by the Company and for a period of two (2) years following the termination of such employment, regardless of the reason for or manner of termination, I shall not, either directly or indirectly:

(a) on behalf of a Competitor, solicit any customer or specifically identified prospective customer of the Company (except those no longer pursued by the Company), with whom I had material contact during the last twelve (12) months of my employment with the Company, for the purpose of selling a product or service competitive with a product or service offered by the Company for which I had research, development, production, sales or marketing responsibility during my employment with the Company; or

CONFIDENTIALITY, NONSOLICITATION AND ASSIGNMENT OF BUSINESS IDEAS AGREEMENT	MAY 2005

(b) within the United States, solicit or encourage any person employed by the Company, with whom I had material contact during the last twelve (l2) months of my employment with the Company, to leave the Company’s employment.

4.	Assignment of Business Ideas.

(a) The Company shall own all rights in all Business Ideas. Therefore, I hereby assign and agree to assign to the Company all Business Ideas. I shall promptly execute all documents which the Company may reasonably require to perfect, maintain and protect its patent, copyright and other rights to such Business Ideas throughout the world, and shall provide other reasonable assistance and cooperation as may be necessary for the Company to investigate, perfect, maintain and protect those rights, including assistance and cooperation with litigation relating to any Business Ideas.

(b) Even after my employment terminates, I agree to promptly assign, and hereby assign, to the Company all rights I may have in Business Ideas, and shall promptly execute all documents which the Company may reasonably require to investigate, perfect, maintain and protect its patent and other rights to such information throughout the world. Even after my employment terminates, I will continue to make myself reasonably available to assist the Company with its efforts to investigate, perfect, maintain and protect rights in any Business Ideas, including assistance with litigation relating to any Business Ideas.

5.	Code of Conduct.

I acknowledge that I have received, reviewed and agree to abide by the Company’s Code of Conduct.

6.	Notice Obligations.

(a) If I leave the Company, and if requested by the Company, I agree to provide the Company with the following information: name of employer; address of employer; name of new team leader; job title; and scope and responsibilities of my new position.

(b) I agree that, for a period of two (2) years following termination of my employment with the Company, prior to accepting employment with any new employer, I will provide a copy of this Agreement to the potential new employer.

7.	Enforcement.

(a) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective, valid and enforceable under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision shall be deemed to be severed from the Agreement, and such invalidity, illegality or unenforceability will not affect any other provision of the Agreement, all of which shall remain valid and enforceable. Notwithstanding the foregoing, if a court of competent jurisdiction determines that the covenants contained in Sections 2, 3 or 4 are unenforceable because they are overbroad in some respect, to the full extent permitted by applicable law, the court should revise or reform any aspect of Sections 2, 3 or 4 so as to make the scope of such Sections as broad as can be enforced under applicable law.

(b) In the event of an anticipated or actual breach by me of Sections 2, 3 or 4, I acknowledge and agree that damages would not be an adequate remedy to compensate Kimberly-Clark for the harm to the business of the Company and, in such event, I agree that Kimberly-Clark shall be

CONFIDENTIALITY, NONSOLICITATION AND ASSIGNMENT OF BUSINESS IDEAS AGREEMENT	MAY 2005

entitled to a temporary restraining order and to temporary injunctive relief to prevent or terminate such anticipated or actual breach, provided, however, that nothing in this Agreement shall be construed to limit any permanent relief to which Kimberly-Clark may be entitled or the damages otherwise recoverable by Kimberly-Clark in any such event.

(c) If I violate any aspect of this Agreement, or any duty of loyalty or confidentiality imposed by law, in addition to any damages that I may be required to pay, I understand and agree that I shall be required to reimburse the Company for all its costs incurred to enforce the Agreement, including but not limited to, all attorneys’ fees.

8.	Miscellaneous.

(a) I am not a party to any agreement with any other company containing a confidentiality or noncompetition provision or other restriction that relates to the Business which I have not already disclosed to the Company in writing. I understand that I am prohibited from disclosing or using during my employment with the Company any confidential information or trade secrets that I acquired from any previous employer.

(b) This Agreement shall inure to the benefit of and be enforceable by any successors or assigns of the Company, but is not assignable by me.

(c) This Agreement represents the full and complete agreement of the parties and supersedes and replaces any prior agreements on the same subject matters as addressed in this Agreement, including but not limited to the “Confidential Information and Business Ideas, Inventions and Developments Agreement.” This Agreement is not, however, intended to supersede, replace, or alter the terms of the “Noncompetition and Confidentiality Agreement” or “Noncompete Agreement” that I may have executed prior to or contemporaneously with this Agreement.

(d) Nothing in this Agreement will prevent me, after my employment terminates, from using skills and knowledge of a general and non-confidential nature gained while I was employed at Kimberly-Clark or earlier.

(e) No waiver, modification or amendment of any term of this Agreement shall be valid unless made in writing specifying such waiver, modification, or amendment, and signed by an officer of the Company.

(f) I hereby acknowledge that I have had the opportunity to discuss with a lawyer of my choosing any questions I may have regarding this Agreement, that I fully understand its provisions, and that I have signed it of my own free will in order to enjoy the benefits of employment with Kimberly-Clark and the other consideration recited above, and to gain access to the Company Information and Kimberly-Clark’s customers. I understand and acknowledge that the Company would not provide me with access to its Company Information or its customers but for my covenants contained in this Agreement.

(g) FOR EMPLOYEES NOT PARTY TO A COLLECTIVE BARGAINING AGREEMENT: This Agreement does not constitute a guarantee or contract of employment for a specific term. All employment with the Company is terminable at will, by either the employee or the Company, for any reason, at any time.

CONFIDENTIALITY, NONSOLICITATION AND ASSIGNMENT OF BUSINESS IDEAS AGREEMENT	MAY 2005

(h) FOR CALIFORNIA EMPLOYEES: Notice under California Labor Code Section 2870. I have been notified and understand that the provisions of Sections 4 and 5 of this Agreement do not apply to any Work Product that constitutes an invention that fully qualifies under the provisions of Section 2870 of the California Labor Code, which states as follows:

(A) ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (I) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (II) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.

(B) TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWlSE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER SUBDIVISION (A), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

Signed at Neenah, WI, this 1st day of June, 2005.

KIMBERLY-CLARK CORPORATION

/s/ Steve Kalmanson		By:	/s/ Thomas J. Falk
(Employee’s Signature)		Title:	Chairman of the Board and Chief Executive Officer

Witness:	/s/ LuAnn Zimmerman

CONFIDENTIALITY, NONSOLICITATION AND ASSIGNMENT OF BUSINESS IDEAS AGREEMENT	MAY 2005